Exhibit 99.6

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Select Bancorp, Inc. (“Select”) relating to the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as July 20, 2017, by and among Select, Select Bank & Trust Company, Premara Financial, Inc. (“Premara”), and Carolina Premier Bank, pursuant to which Premara will merge with and into Select (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto, including post-effective amendments, as a person who is to become a director of Select upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement and all amendments thereto.

/s/ Seth Wilfong
Seth Wilfong

Dated:	9/22/17